EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES THIRD QUARTER RESULTS
ELMWOOD PARK, NJ (November 2, 2006) — Emdeon Corporation (NASDAQ: HLTH) today announced financial results for the three months ended September 30, 2006.
Kevin Cameron, Chief Executive Officer of Emdeon, said: “During the third quarter we accomplished several important initiatives which began earlier in the year. I am very pleased with their outcome as well as with our financial and operating results for the quarter.”
Key Financial Highlights
Emdeon’s financial results reflect the reclassification of Emdeon Practice Services as a discontinued operation in the current and prior year period, as a result of the completion of the sale of Emdeon Practice Services to Sage Software in September 2006.
Revenue for the third quarter was $299.7 million compared to $261.0 million in the prior year period, an increase of 14.8%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the third quarter was $59.6 million or $0.20 per share compared to $39.2 million or $0.11 per share a year ago, an increase of 51.9%. Income from continuing operations for the third quarter was $23.7 million or $0.08 per share compared to $12.9 million or $0.03 per share a year ago, an increase of 84.1%. Net income for the third quarter was $381.7 million or $1.27 per share compared to net income of $14.1 million or $0.04 per share a year ago, reflecting a gain of $352.3 million, net of income taxes, on the sale of Emdeon Practice Services to Sage Software in September 2006.
As of September 30, 2006, Emdeon had approximately $947.4 million in cash and short-term investments on a consolidated basis, including $85.1 million in cash and short-term investments held by WebMD Health Corp., its 85.6% owned subsidiary.
Segment Operating Results
Emdeon’s financial results reflect the reclassification of ViPS as a separate business segment. Previously, ViPS had been reported as part of Emdeon Business Services. Prior period results have been reclassified to reflect the current presentation.

Emdeon Business Services segment revenue was $187.3 million for the third quarter compared to $171.4 million in the prior year period, an increase of 9.3%. The increase in Emdeon Business Services revenue was attributable to strength across the business, including remittance and payment solutions, patient billing and direct-to-provider solutions, as well as the impact of the January 8, 2006 postal rate increase. Segment Adjusted EBITDA was $44.5 million compared to $32.3 million in the prior year period, an increase of 37.9%. Operating margins increased to 23.8% compared to 18.8% a year ago, primarily as a result of higher revenue and the continued achievement of operating efficiencies and cost savings.
ViPS segment revenue was $24.8 million for the third quarter compared to $24.3 million in the prior year period. Segment Adjusted EBITDA was $5.3 million compared to $4.0 million in the prior year period, an increase of 32.9%. Operating margins increased to 21.3% compared to 16.4% a year ago primarily as a result of favorable revenue mix.
WebMD segment revenue was $66.6 million for the third quarter compared to $45.1 million in the prior year period, an increase of 47.8%, driven by continued growth in online services. Segment Adjusted EBITDA was $14.6 million compared to $9.1 million, an increase of 61.2% in the prior year, primarily as a result of the increase in revenues.
Porex segment revenue was $21.3 million for the third quarter compared to $20.4 million in the prior year period. Segment Adjusted EBITDA for the second quarter was $6.1 million compared to $6.4 million in the prior year period.
Financial Guidance
A schedule outlining the Company’s financial guidance is attached to this press release.
Analyst and Investor Conference Call
As previously announced, Emdeon and WebMD Health Corp. will host a conference call at 4:45 pm (ET) on November 2, 2006 to discuss their third quarter results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section) or at www.wbmd.com (in the Investor Relations section). A replay of the call will be available at the same web addresses.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare analytics, technology and reporting that help government agencies and commercial health plans improve patient outcomes, customer satisfaction and cost savings. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on future financial results and other projections or measures of future performance. These statements speak only as of the date of this release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; our ability to attract and retain qualified personnel; and the pending sale transaction involving Emdeon Business Services and its effects on that segment and on Emdeon. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The tables attached to this press release include reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, POREX® and ViPSSM are trademarks of Emdeon Corporation or its subsidiaries.
-Tables Follow-